Exhibit 99.1

MAXIMUS Reports Record Results for Fiscal 2011 Fourth Quarter and Full Year

- Introduces Outlook for Fiscal 2012; Board Increases Share Buyback Authorization to $125 Million -

RESTON, Va.--(BUSINESS WIRE)--November 10, 2011--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for its fourth quarter and fiscal year ended September 30, 2011.

Key highlights include:

•	Revenue grew 18% to $250.1 million for the fourth quarter and 12% to $929.6 million for the full fiscal year compared to the same periods last year, driven by growth on current contracts and new work.

•	Adjusted diluted earnings per share from continuing operations increased 19% to $0.64 for the fourth quarter and 24% to $2.25 for the full fiscal year compared to the same periods last year.

•	Cash and cash equivalents totaled $173.0 million at September 30, 2011.

•
The Company purchased approximately 1.1 million shares of MAXIMUS common stock for $39.6 million during the fourth quarter and on November 8, 2011, the Board of Directors increased the Company’s share repurchase program to $125 million.

•	The Company achieved record signed awards in fiscal 2011 that totaled $1.6 billion.

Revenue for the fiscal 2011 fourth quarter increased 18% (14% on a constant currency basis) to $250.1 million versus $212.5 million reported for the same period last year. Revenue for fiscal year 2011 increased 12% (8% on a constant currency basis) to $929.6 million compared to fiscal year 2010. Revenue increases were driven by organic growth on existing contracts and new work in both Segments and across all geographies.

During the fourth quarter, an increased share of international business and other factors reduced the tax rate to 28.9% for the quarter and 34.8% for the fiscal year. As a result, fourth quarter GAAP income from continuing operations, net of taxes, increased 24% to $25.6 million, or $0.73 per diluted share, and includes approximately $0.09 of the aforementioned benefits and a net legal recovery. Normalized for these benefits, fourth quarter adjusted diluted earnings per share from continuing operations increased 19% to $0.64 compared to the same period last year. For the full year, GAAP income from continuing operations, net of taxes, increased 18% to $82.1 million, or $2.31 per diluted share, which includes approximately $0.06 of benefits. Excluding these benefits, adjusted diluted earnings per share from continuing operations increased 24% to $2.25 compared to fiscal 2010. A normalization table is included in the accompanying financial schedules.

“MAXIMUS delivered another exceptional year with solid growth in both our Health and Human Services Segments. We won 98% of total contract value up for rebid, securing some of our most important projects for the next several years. Our recently launched operations in the United Kingdom are trending as expected and we recently received notification of award for new strategic work in Canada,” commented Richard A. Montoni, Chief Executive Officer of MAXIMUS.

Health Services Segment

Health Services Segment revenue for the fourth quarter of fiscal 2011 increased 21% to $156.3 million compared to $129.0 million for the same period last year, principally driven by the expansion of Medicaid managed care and efforts to modernize PharmaNet in British Columbia. For fiscal 2011, revenue increased 10% to $565.9 million compared to $514.3 million the prior year, driven by new work and expansion on existing contracts.

Health Services Segment operating income for the fourth quarter grew 3% to $20.6 million with an operating margin of 13.2% compared to $20.0 million in the same period last year. For the full fiscal year, Segment operating income increased 15% to $74.7 million with a 13.2% operating margin compared to $64.7 million in fiscal 2010.

Human Services Segment

Human Services Segment revenue for the fourth quarter increased 12% (4% on a constant currency basis) to $93.8 million compared to $83.5 million in the prior year period. For fiscal 2011, revenue increased 15% (or 7% on a constant currency basis) to $363.8 million compared to $317.5 million last year. Segment revenue growth was driven by the Company’s international welfare-to-work business in Australia and the United Kingdom.

Human Services Segment operating income for the fourth quarter totaled $13.3 million with an operating margin of 14.2% compared to $12.4 million in the same period last year. For the full fiscal year, operating income grew 19% to $46.8 million with a 12.9% operating margin compared to $39.5 million in fiscal 2010.

Backlog, Sales and Pipeline

The Company reported record backlog totaling $2.9 billion at September 30, 2011, which is a 38% increase over backlog of $2.1 billion at September 30, 2010. The increased backlog was attributable to new wins and the successful award of several large rebids in fiscal 2011.

Year-to-date signed contract wins at September 30, 2011 totaled $1.609 billion compared to $685 million for fiscal 2010. New contracts pending (awarded but unsigned) totaled $691 million compared to $709 million last year. Sales opportunities (pipeline) at November 4, 2011, totaled $1.8 billion (consisting of $417 million in proposals pending, $272 million in proposals in preparation and $1.1 billion in proposals tracking) compared to $1.8 billion in fiscal 2010.

Balance Sheet and Cash Flows

Cash and cash equivalents totaled $173.0 million at September 30, 2011. For the full fiscal year, cash provided by operating activities from continuing operations totaled $97.6 million with free cash flow of $71.5 million, and for the fourth quarter cash provided by operating activities from continuing operations totaled $27.1 million with free cash flow of $17.6 million. The Company defines free cash flow as cash provided by operating activities from continuing operations less cash paid for property, equipment and capitalized software.

Days Sales Outstanding (DSO) from continuing operations were favorable at 56 days and driven by the timing of collections.

On August 31, 2011, MAXIMUS paid a quarterly cash dividend of $0.09 per share, and on October 12, 2011, the Company announced a $0.09 per share cash dividend, payable on November 30, 2011 to shareholders of record on November 15, 2011.

During the fourth quarter of fiscal 2011, MAXIMUS used $39.6 million to purchase 1,083,700 shares of MAXIMUS common stock under its Board-authorized share repurchase program. For fiscal 2011, MAXIMUS repurchased a total of 1,597,458 shares and used cash of $56.5 million for buyback activity. At September 30, 2011, the Company had $77.8 million available for future repurchases. However, on November 8, 2011, the Board of Directors increased the share repurchase authorization to $125 million.

Outlook

MAXIMUS is introducing fiscal 2012 revenue guidance in the range of $980 million to $1.015 billion. At September 30, 2011, 95% of forecasted 2012 revenue was in the form of backlog or options periods. The Company expects fiscal 2012 adjusted diluted earnings from continuing operations in the range of $2.20 to $2.30, which reflects the expected start-up losses in fiscal 2012 on the new Work Programme in the United Kingdom. The Company is expecting an improved fiscal 2012 outlook for its UK operations and now expects revenue of approximately $30 million and losses of approximately $9.5 million. The improvement is a result of higher volumes on the Work Programme, as well as a potential termination payment associated with the legacy Flexible New Deal anticipated in the first quarter.

Mr. Montoni concluded, “We remain keenly focused on creating the foundation for growth over the next three years and beyond. The need for high quality, efficient social services is a universal one and we believe there will continue to be demand for world-class administration of government programs from vendors who can deliver results. With our fiscal 2012 guidance now in place, we look forward to driving results for our clients and delivering long-term value to our shareholders.”

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, November 10, 2011, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through November 18, 2011. Callers can access the replay by calling:

877.660.6853 (Domestic)/201.612.7415 (International)
Replay account number: 316
Replay conference ID number: 381745

About MAXIMUS

MAXIMUS is a leading health and human services administrator for governments in the United States, United Kingdom, Canada and Australia. The Company delivers administrative solutions to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support enforcement programs across the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has more than 7,000 employees located in more than 220 offices worldwide. For more information, visit www.maximus.com.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Quarterly Report filed with the Securities and Exchange Commission, found on www.maximus.com.

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,
	2011	2010
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$172,950	$155,321
Restricted cash	4,839	4,182
Accounts receivable—billed, net	146,900	136,260
Accounts receivable—unbilled	7,170	17,245
Prepaid income taxes	12,959	4,149
Deferred income taxes	19,256	13,290
Prepaid expenses and other current assets	27,202	25,702
Total current assets	391,276	356,149
Property and equipment, net	51,740	48,873
Capitalized software, net	26,616	24,715
Goodwill	71,323	71,251
Intangible assets, net	5,651	7,778
Deferred contract costs, net	8,020	6,708
Deferred income taxes	732	1,844
Deferred compensation plan assets	8,004	8,317
Other assets	1,917	2,106
Total assets	$565,279	$527,741
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,470	$49,200
Accrued compensation and benefits	47,748	40,807
Deferred revenue	47,902	58,070
Current portion of long-term debt	42	—
Acquisition-related contingent consideration	1,840	923
Income taxes payable	5,104	7,120
Accrued liabilities	5,787	7,934
Liabilities of discontinued operations	—	634
Total current liabilities	163,893	164,688
Deferred revenue, less current portion	2,575	4,083
Long-term debt	1,654	1,411
Acquisition-related contingent consideration, less current portion	388	2,138
Income taxes payable, less current portion	1,484	1,793
Deferred income taxes	11,945	4,946
Deferred compensation plan liabilities, less current portion	8,883	9,893
Total liabilities	190,822	188,952

Shareholders’ equity:
Common stock, no par value; 60,000 shares authorized; 56,018 and 54,975 shares issued and 33,793 and 34,348 outstanding at September 30, 2011 and September 30, 2010, at stated amount, respectively	377,579	352,696
Treasury stock, at cost; 22,225 and 20,627 shares at September 30, 2011 and September 30, 2010, respectively	(416,850)	(359,366)
Accumulated other comprehensive income	12,480	14,530
Retained earnings	401,248	330,929
Total shareholders’ equity	374,457	338,789
Total liabilities and shareholders’ equity	$565,279	$527,741

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
Unaudited

	Three Months		Year
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Revenue	$250,107	$212,516	$929,633	$831,749
Cost of revenue	181,880	151,422	675,982	610,916
Gross profit	68,227	61,094	253,651	220,833
Selling, general and administrative expenses	34,560	30,904	132,058	118,778
Legal and settlement recovery, net	1,169	—	808	5,351
Operating income from continuing operations	34,836	30,190	122,401	107,406
Interest and other income, net	1,124	189	3,495	916
Income from continuing operations before income taxes	35,960	30,379	125,896	108,322
Provision for income taxes	10,403	9,698	43,754	38,925
Income from continuing operations	25,557	20,681	82,142	69,397

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	197	1,060	(133)	1,040
Loss on disposal	(179)	(28)	(841)	(28)
Income (loss) from discontinued operations	18	1,032	(974)	1,012

Net income	$25,575	$21,713	$81,168	$70,409

Basic earnings (loss) per share:
From continuing operations	$0.75	$0.60	$2.39	$1.99
From discontinued operations	—	0.03	(0.03)	0.03
Basic earnings per share	$0.75	$0.63	$2.36	$2.02

Diluted earnings (loss) per share:
From continuing operations	$0.73	$0.58	$2.31	$1.93
From discontinued operations	—	0.03	(0.03)	0.03
Diluted earnings per share	$0.73	$0.61	$2.28	$1.96

Dividends paid per share	$0.09	$0.06	$0.30	$0.24
Weighted average shares outstanding:
Basic	34,180	34,455	34,417	34,827
Diluted	35,258	35,614	35,531	35,930

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Quarter Ended September 30,		Year ended September 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$25,575	$21,713	$81,168	$70,409
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	(18)	(1,032)	974	(1,012)
Depreciation and amortization	6,366	4,692	22,845	18,340
Deferred income taxes	1,386	(1,891)	1,758	(3,172)
Deferred interest income on note receivable	—	—	—	263
Non-cash equity based compensation	2,549	1,935	9,485	7,918
Change in assets and liabilities:
Accounts receivable — billed	(22,471)	(10,857)	(11,584)	38
Accounts receivable — unbilled	9,209	4,954	10,068	2,415
Prepaid expenses and other current assets	(4,462)	264	(2,573)	(1,740)
Deferred contract costs	540	183	(1,309)	1,541
Accounts payable	(148)	(8,975)	7,312	(407)
Accrued compensation and benefits	4,996	1,122	4,490	7,883
Deferred revenue	2,196	8,745	(11,779)	31,294
Income taxes	2,403	(3,145)	(10,814)	6,374
Other assets and liabilities	(1,021)	2,914	(2,456)	827
Cash provided by continuing operations	27,100	20,622	97,585	140,971
Cash used in discontinued operations	361	(378)	(725)	(2,530)
Cash provided by operating activities	27,461	20,244	96,860	138,441

Cash flows from investing activities:
Proceeds from sale of discontinued operations, net of transaction costs	—	1,700	—	1,700
Acquisition of businesses, net of cash acquired	(1,021)	(1,287)	(1,021)	(11,960)
Purchases of property and equipment	(7,543)	(3,553)	(18,506)	(13,936)
Capitalized software costs	(1,915)	(2,365)	(7,608)	(8,672)
Proceeds from note receivable	172	—	237	473
Cash used in investing activities — continuing ops	(10,307)	(5,505)	(26,898)	(32,395)

Cash flows from financing activities:
Employee stock transactions	(70)	84	8,980	2,763
Repurchases of common stock	(39,566)	(17,699)	(56,540)	(40,217)
Tax benefit due to option exercises and restricted stock units vesting	1,769	1,477	6,996	2,901
Repayment of long-term debt	—	—	—	(7)
Issuance of long-term debt	—	199	304	533
Cash dividends paid	(3,086)	(2,079)	(10,327)	(8,375)
Cash used in financing activities — continuing ops	(40,953)	(18,018)	(50,587)	(42,402)

Effect of exchange rate changes on cash and cash equivalents	(7,267)	5,541	(1,746)	3,862

Net increase (decrease) in cash and cash equivalents	(31,066)	2,262	17,629	67,506

Cash and cash equivalents, beginning of period	204,016	153,059	155,321	87,815

Cash and cash equivalents, end of period	$172,950	$155,321	$172,950	$155,321

MAXIMUS, Inc.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended September 30,				Year Ended September 30,
	2011	% (1)	2010	% (1)	2011	% (1)	2010	% (1)

Revenue:
Health Services	$156,303	100%	$129,032	100%	$565,881	100%	$514,258	100%
Human Services	93,804	100%	83,484	100%	363,752	100%	317,491	100%
Total	250,107	100%	212,516	100%	929,633	100%	831,749	100%

Gross Profit:
Health Services	39,183	25.1%	36,009	27.9%	147,239	26.0%	130,276	25.3%
Human Services	29,044	31.0%	25,085	30.0%	106,412	29.3%	90,557	28.5%
Total	68,227	27.3%	61,094	28.7%	253,651	27.3%	220,833	26.6%

Selling, general, and administrative expense:
Health Services	18,566	11.9%	16,024	12.4%	72,524	12.8%	65,551	12.7%
Human Services	15,756	16.8%	12,695	15.2%	59,590	16.4%	51,067	16.1%
Corporate/Other	238	NM	2,185	NM	(56)	NM	2,160	NM
Total	34,560	13.8%	30,904	14.5%	132,058	14.2%	118,778	14.3%

Operating income from continuing operations:
Health Services	20,617	13.2%	19,985	15.5%	74,715	13.2%	64,725	12.6%
Human Services	13,288	14.2%	12,390	14.8%	46,822	12.9%	39,490	12.4%
Consolidating adjustments	(238)	NM	(2,185)	NM	56	NM	(2,160)	NM
Subtotal: Segment Operating Income	33,667	13.5%	30,190	14.2%	121,593	13.1%	102,055	12.3%
Legal and settlement recovery (expense), net	1,169	NM	—	NM	808	NM	5,351	NM
Total	$34,836	13.9%	$30,190	14.2%	$122,401	13.2%	$107,406	12.9%

_________________________
(1)	Percentage of respective segment revenue. Changes not considered meaningful are marked “NM.”

MAXIMUS, Inc.
Supplemental Pro Forma Diluted EPS from Continuing Operations
("Adjusted EPS")
FY 2010 and FY 2011
(Unaudited)

					Total
	Q1 10	Q2 10	Q3 10	Q4 10	FY 10
Diluted EPS from continuing operations - GAAP basis	$0.40	$0.50	$0.45	$0.58	$1.93

Pro forma Adjustments:
Legal and settlement expense (recovery), net	0.01	(0.11)	-	-	(0.10)
Adjustment for taxation rate	0.02	(0.01)	0.01	(0.04)	(0.02)
Subtotal pro forma adjustments	0.03	(0.12)	0.01	(0.04)	(0.12)

Adjusted EPS from continuing operations	$0.43	$0.38	$0.46	$0.54	$1.81

					Total
	Q1 10	Q2 11	Q3 11	Q4 11	FY 11
Diluted EPS from continuing operations	$0.50	$0.54	$0.56	$0.73	$2.31

Pro forma Adjustments:
Legal and settlement expense (recovery), net	-	-	-	(0.02)	(0.02)
Adjustment for taxation rate	0.01	0.01	0.01	(0.07)	(0.04)
Subtotal pro forma adjustments	-	-	-	-	-

Adjusted EPS from continuing operations	$0.51	$0.55	$0.57	$0.64	$2.25

CONTACT:
MAXIMUS, Inc.
Lisa Miles, 800-MAXIMUS x11637